Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Fourth Quarter Diluted EPS Totals $0.69

Fiscal 2008 Diluted EPS Increases 15.4% to $2.02

Fiscal 2008 Net Sales Rise 10.5% to $1.58 Billion

Richardson, TX. February 17, 2009 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported net sales and earnings for the thirteen-week (“Fourth Quarter”) and fifty-two week (“Fiscal Year”) periods ended January 3, 2009.

Fourth Quarter Results (2008 vs 2007):

•                  Net sales increased 0.2% (6.3% in constant dollars) to $464.1 million compared to $463.1 million;

•                  Gross profit fell 2.4% to $242.4 million, or 52.2% of net sales, compared to $248.4 million, or 53.6% of net sales;

•                  Operating income decreased 29.6% to $58.0 million, or 12.5% of net sales, compared to $82.4 million, or 17.8% of net sales;

•                  Net income fell 12.9% to $46.3 million compared to $53.1 million; and

•                  Diluted earnings per share decreased 8.0% to $0.69 on 66.6 million shares compared to $0.75 per diluted share on 70.6 million shares.

Fiscal Year Results (2008 vs 2007):

•                  Net sales increased 10.5% (9.4% in constant dollars) to $1.58 billion compared to $1.43 billion;

•                  Gross profit increased 14.7% to $851.2 million, or 53.8% of net sales, compared to $742.0 million, or 51.8% of net sales;

•                  Operating income increased 10.3% to $205.8 million, or 13.0% of net sales, compared to $186.5 million, or 13.0% of net sales;

•                  Net income increased 12.0% to $138.1 million compared to $123.3 million; and

•                  Diluted earnings per share increased 15.4% to $2.02 on 68.3 million shares compared to $1.75 per diluted share on 70.3 million shares.

Mike Kovar, Executive Vice President and Chief Financial Officer stated, “Despite a challenging retail environment and difficult currency comparisons, the Company was able to achieve sales on level with the prior year and deliver solid results for the Fourth Quarter.  For the Fiscal Year, we delivered record sales and earnings while also continuing to advance our key initiatives.  Growth in our FOSSIL® brand sales globally, an increasing global distribution presence and a significant expansion of our direct to consumer channel during the year are noteworthy achievements, all of which we believe position the Company for long-term growth and increasing consumer recognition.  Additionally, our watch product offerings grew across all distribution channels during the Fourth Quarter giving us confidence that the value proposition our portfolio offers is resonating with consumers.”

Operating Results

On a constant dollar basis, worldwide net sales rose 6.3% during the Fourth Quarter to $464.1 million.  On a global basis, net sales from each of the Company’s product offerings, namely watches, leather goods, eyewear and jewelry grew in the Fourth Quarter with varying results by brand. Domestically, net sales from the Company’s wholesale watch business rose 6.3%, primarily as a result of sales volume growth in MICHAEL KORS®, mass market and MICHELE® watches, partially offset by sales declines in FOSSIL watches.  Net sales from domestic accessory businesses declined by 4.0% during the Fourth Quarter as a result of sales volume declines in FOSSIL men’s and women’s leather goods partially offset by sales volume growth in RELIC® accessories and FOSSIL eyewear and jewelry.  Net sales from the Company’s domestic wholesale channel were benefited by $4.9 million and $4.2 million for watches and accessories, respectively, as a result of sales through off-price liquidation channels during the Fourth Quarter.  Direct to consumer sales increased 20.0% (or 26.2% on a constant dollar basis).  This increase is primarily the result of a 30.5% increase in the average number of company-owned stores open during the Fourth Quarter, constant dollar comparable store sales gains of 3.2% and a 34.4% increase in e-commerce sales.  During the Fourth Quarter, total international wholesale sales declined 8.9% (but increased 0.9% on a constant dollar basis) and wholesale sales in Europe dropped 9.2% (but increased 3.2% on a constant dollar basis).  In constant dollars, European wholesale sales were primarily led by sales volume increases in BURBERRY®, EMPORIO ARMANI® and DIESEL®  watches, FOSSIL men’s and women’s leather products and sales related to the launch of DKNY® jewelry that commenced during the third quarter of 2008. Theses sales volume increases were partially offset by sales volume declines in FOSSIL and DKNY watches. During the Fourth Quarter, other international wholesale sales decreased 8.0% (or 4.5% on a constant dollar basis) as a result of sales volume declines in DKNY watches, partially offset by sales volume increases in leather and jewelry categories.  Within the Company’s other international wholesale segment, on a constant dollar basis, wholesale shipments from North American operations, which include the Company’s subsidiaries in Canada and Mexico and export sales from the U.S., declined by 12.2% during the Fourth Quarter. Constant dollar wholesale sales generated in the Company’s Asia Pacific region increased 0.9% during the Fourth Quarter.  For the Fiscal Year, consolidated net sales increased 10.5% (or 9.4% on a constant dollar basis), principally due to sales volume growth in the direct to consumer and international wholesale segments.

Gross profit margin declined by 140 basis points to 52.2% in the Fourth Quarter compared to 53.6% in the prior year quarter.  The decline in gross profit margin was primarily the result of a stronger U.S. dollar, which impacted gross profit margin unfavorably by 230 basis points, low margin sales through off-price liquidation channels and an increase in markdowns principally related to the Company’s domestic wholesale segment.  Partially offsetting the decline in gross profit margin was an increase in the sales mix of higher margin direct to consumer segment sales.  During the Fourth Quarter direct to consumer sales increased to 23.5% of consolidated net sales in comparison to 19.6% of consolidated net sales in the prior year period.  For the Fiscal Year, gross profit margin increased to 53.8% compared to 51.8% in the prior year.  The Fiscal Year gross profit margin improvement was the result of an increase in the sales mix of the Company’s higher margin direct to consumer and international wholesale segments and an approximately 40 basis point improvement relating to the weaker U.S. dollar on a year-over-year comparable basis.

Total operating expenses of $184.4 million in the Fourth Quarter represent an $18.4 million increase in comparison to the prior year quarter.  Fourth Quarter operating expenses as a percentage of net sales increased to 39.7% compared to 35.9% in the prior year quarter.  Fourth Quarter operating expenses include a $9.0 million favorable impact from the translation of foreign-based expenses as a result of the stronger U.S. dollar offset by a non-cash charge of approximately $9.5 million related to the write-down of certain other than temporary investment, fixed asset, and intangible asset impairments.  On a constant dollar basis and excluding the non-cash charges, the increase in operating expenses was principally driven by a $15.3 million increase in the Company’s direct to consumer segment and a $2.6 million increase in operating expenses related to wholesale businesses. The increase in the direct to consumer segment was primarily related to the impact of a net 80 new stores opened during the Fiscal Year and expenses associated with the expansion of the Company’s e-commerce and catalog operations. For the Fiscal Year, operating expenses as a percentage of net sales increased to 40.8% compared to 38.8% in the prior year and included an additional $7.3 million in expenses related to the translation impact of foreign-based expenses due to an average weaker U.S. dollar on a comparable year-over-year basis.  Prior year operating expense includes approximately $13.1 million related to the Company’s completed equity grant review.

Operating income decreased to 12.5% of net sales in the Fourth Quarter compared to 17.8% of net sales in the prior year quarter as a result of decreased gross profit margin and higher operating expense as a percentage of sales.  During the Fourth Quarter, operating income was negatively impacted by approximately $17.3 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.  For the Fiscal Year, operating profit margin remained unchanged at 13.0% in comparison to the prior year.  The Company’s operating income for the Fiscal Year included approximately $6.7 million of net currency gains related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense) increased unfavorably by $6.1 million and $17.7 million during the Fourth Quarter and Fiscal Year, respectively, in comparison to the prior year periods.  These increases were primarily driven by increased foreign currency transaction losses partially offset by forward contract gains.  As the U.S. dollar significantly strengthened during the Fourth Quarter, the Company recognized currency losses related to foreign currency payable balances denominated in U.S. dollars.  Although the Company hedges a portion of its U.S. dollar denominated payables, primarily for those subsidiaries with related exposure to the Euro or British Pound, it does not historically enter into forward contracts for its other, generally smaller international subsidiaries, due to the unpredictable nature of such subsidiaries’ cash flows.

The Company’s income tax expense for the Fourth Quarter and the Fiscal Year was $4.1 million and $51.3 million, respectively, resulting in an effective income tax rate of 8.1% and 27.1%, respectively.  During the Fourth Quarter, the Company reduced certain current and long-term tax reserves in connection with the completion of prior year income tax audits.   For fiscal year 2009, the Company estimates its effective tax rate will approximate 37% to 38%, excluding any discrete events, with effective tax rates expected to be slightly higher than this range for the first half of the year and at or slightly below the range for the second half of the year.

Fourth Quarter net income decreased by 12.9% to $46.3 million, or $0.69 per diluted share, inclusive of an approximate $0.20 per diluted share benefit from a lower effective tax rate in comparison to the prior year quarter offset by an unfavorable $0.25 per diluted share impact related to the stronger U.S. dollar and $0.10 per diluted share impact for impairment charges.  For the Fiscal Year, net income increased 12.0% to $138.1 million or $2.02 per diluted share, in comparison to $123.3 million, or $1.75 per diluted share, in the prior year period.  The Fiscal Year earnings per diluted share of $2.02 include an approximately $0.20 per diluted share benefit from a lower effective tax rate partially offset by an unfavorable $0.13 per diluted share impact related to currency and a $0.11 per diluted share charge for impairment.  The prior year earnings per share of $1.75 includes an approximately $0.13 per diluted share charge related to expenses associated with the Company’s completed equity grant review.

The accompanying table provides a reconciliation of reported diluted earnings per share to adjusted diluted earnings per share.  The Company believes the presentation of adjusted diluted earnings per share is useful because it allows investors to evaluate the Company’s operating performance on comparable periods between financial periods.  In addition, the Company’s management uses adjusted diluted earnings per share to evaluate the operating performance of the Company’s continuing businesses on a comparable basis.

Adjusted Diluted Earnings Per Share

	For the 13 Weeks Ended		For the 52 Weeks Ended
	January 3, 2009	January 5, 2008	January 3, 2009	January 5, 2008
Reported diluted earnings per share	$0.69	$0.75	$2.02	$1.75
Add back:
Non-cash charges related to asset write-downs	0.10	—	0.11	—
Currency impact	0.25	—	0.13	—
Equity grant review expenses				0.13
Deduct:
Normalize effective tax rate	(0.20)	—	(0.20)	—
Total adjustments	0.15	—	0.04	0.13
As adjusted diluted earnings per share	$0.84	$0.75	$2.06	$1.88

Selective Balance Sheet Information

At January 3, 2009, cash, cash equivalents and securities available for sale totaled $178.4 million compared to $267.9 million at the end of the prior year and the Company had $3.5 million of long-term debt at the end of the Fiscal Year.  Since the end of the prior year, the Company has used approximately $105.9 million to repurchase 3.6 million shares of its common stock.  Inventory at Fiscal Year end was $292.0 million, representing an increase of 17.5% from the prior year-end balance of $248.4 million.  The increase in inventory was primarily due to lower Fourth Quarter sales than previously projected and an increase of $11.2 million in raw materials, work-in-process and in-transit inventories representing accelerated purchases and delivery of product as a result of the Chinese New Year occurring two weeks earlier than the prior year.  Additionally, inventory increased an additional $5.8 million due to a net increase of 80 retail stores opened since the end of the prior year.  During the prior year, inventories increased 8.9% over the prior year comparable period while net sales increased 18.5% during the prior year fourth quarter. Accounts receivable decreased by 9.5% to $206.0 million at January 3, 2009 compared to $227.5 million at the end of the prior year, primarily due to a reduction in wholesale shipments during December 2008 versus December 2007 and a higher mix of direct to consumer segment sales. Fourth Quarter days sales outstanding for the Company’s wholesale segments was 51 days, in comparison to 54 days in the prior year quarter.

Sales and Earnings Guidance

As the Company continues to grow its retail store base and e-commerce businesses, sales from its direct to consumer segment increase as a percentage of the total sales mix, benefiting the Company’s profitability in the fourth quarter, generally at the expense of the first and second quarter when, due to seasonality, it is more difficult to leverage direct to consumers expenses against director to consumer sales.  Additionally, the Company’s reported net sales and operating income for the first nine months of fiscal year 2009 are expected to be negatively impacted in comparison to the same period of fiscal year 2008 as the U.S. dollar has significantly strengthened against other major currencies since September of 2008.  As a result, the Company is currently estimating reported net sales for the first quarter of fiscal 2009 to decrease 8% to 10%, with constant dollar sales expected to be in a range from flat to minus 2%.  First quarter reported diluted earnings per share are expected to be in a range of $0.14 to $0.16, including per share diluted charges of $0.02 for severance costs and an approximate $0.13 related to the stronger U.S. dollar.  The Company’s 2008 first quarter diluted earnings per share was $0.43. For fiscal year 2009, the Company is currently estimating reported net sales to decrease in range a from 6% to 10%, with constant dollar sales expected to be in a range from positive 1% to minus 3%.  Fiscal year 2009 diluted earnings per share are expected to be in a range of $1.40 to $1.60.  This guidance reflects the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Other Developments

The Company has already initiated a number of cost saving measures in response to the current economic environment and reduced visibility to top line revenues. These measures include a hiring freeze and suspension of merit pay increases, bonus payments and the Company match portion of its 401(k) plan.  The Company also instituted salary reductions for all executive officers and senior vice-presidents and is in the process of completing selective layoffs across its global organization.  The Company anticipates these payroll related expense reductions will result in annual savings of approximately $16 million.  These actions are in addition to cost reduction initiatives previously announced by the Company that include a reduction in its retail store growth plans as well as substantial reductions to its previously planned capital expenditure initiatives.

Mike Barnes, President and Chief Operating Officer said, “The challenging global economic environment and the expected continuing impact on discretionary retail companies require us to remain vigilant in managing the relationship between our revenue and operating expense growth.  With over $175 million in cash, no outstanding borrowings under our revolving credit facility and a strong cash flow model, we are well positioned to meet the demands of this uncertain environment.  And while we have initiated cost cutting measures across the organization, we are continuing to make opportunistic investments that provide an expeditious return to our businesses that we believe will allow us to gain additional market share when the environment normalizes.”

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 5, 2008 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, cold weather products, footwear and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 58 independent distributors.  The Company also distributes its products in over 320 company owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.

Consolidated Income Statement Data (in 000’s except for per share amounts):

	For the 13 Weeks Ended		For the 52 Weeks Ended
	January 3, 2009	January 5, 2008	January 3, 2009	January 5, 2008
Net sales	$464,106	$463,112	$1,583,242	$1,432,984
Cost of sales	221,722	214,687	732,091	690,953
Gross profit	242,384	248,425	851,151	742,031
Selling expenses	145,876	125,579	487,241	398,602
Administrative exp.	38,551	40,486	158,140	156,944
Operating income	57,957	82,360	205,770	186,485
Interest expense	184	277	555	890
Other inc. (exp.) – net	(7,426)	(1,297)	(15,786)	1,931
Tax provision	4,075	27,683	51,332	64,265
Net income	$46,272	$53,103	$138,097	$123,261
Basic earnings per share	$0.70	$0.77	$2.05	$1.81
Diluted earnings per share	$0.69	$0.75	$2.02	$1.75
Weighted average shares outstanding :
Basic	66,338	69,317	67,525	68,213
Diluted	66,644	70,648	68,323	70,333

Consolidated Balance Sheet Data (in 000’s):

	January 3, 2009	January 5, 2008
Working capital	$556,497	$546,410
Cash, cash equivalents and securities available for sale	178,448	267,870
Accounts receivable	205,973	227,481
Inventories	291,955	248,448
Total assets	1,087,296	1,122,628
Short-term debt	5,271	9,993
Long term income taxes payable, deferred taxes, and other long term liabilities	74,964	66,432
Stockholders’ equity	802,144	771,662

Sales Mix Breakdown (in 000’s)

	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
	January 3, 2009	January 5, 2008	January 3, 2009	January 5, 2008
International wholesale:
Europe	$148.0	$163.0	31.9%	35.2%
Other	64.1	69.7	13.8%	15.0%
Total international wholesale	212.1	232.7	45.7%	50.2%

United States wholesale:
Watch products	92.3	86.8	19.9%	18.8%
Other products	50.7	52.8	10.9%	11.4%
Total United States wholesale	143.0	139.6	30.8%	30.2%

Worldwide direct to consumer	109.0	90.8	23.5%	19.6%

Total net sales	$464.1	$463.1	100.0%	100.0%

Sales Mix Breakdown (in 000’s)

	Amounts For the 52 Weeks Ended		Percentage of Total For the 52 Weeks Ended
	January 3, 2009	January 5, 2008	January 3, 2009	January 5, 2008
International wholesale:
Europe	$530.0	$483.9	33.5%	33.8%
Other	271.2	233.2	17.1%	16.2%
Total international wholesale	801.2	717.1	50.6%	50.0%

United States wholesale:
Watch products	265.4	251.4	16.8%	17.6%
Other products	207.3	209.2	13.1%	14.6%
Total United States wholesale	472.7	460.6	29.9%	32.2%

Worldwide direct to consumer	309.3	255.3	19.5%	17.8%

Total net sales	$1,583.2	$1,433.0	100.0%	100.0%

END OF RELEASE